UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 13, 2008

DUNCAN ENERGY PARTNERS L.P.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-33266	20-5639997
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1100 Louisiana, 10th Floor Houston, Texas 77002 (Address of Principal Executive Offices, including Zip Code)
(713) 381-6500 (Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Unless the context requires otherwise, references to “we,” “us,” “our,” “Partnership,” or “Duncan Energy Partners” within the context of this Current Report on Form 8-K refer to Duncan Energy Partners L.P.

(e)           On November 13, 2008, EPCO, Inc. (“EPCO”) formed EPCO Unit L.P. (“EPCO Unit LP”) to serve as an incentive arrangement for certain employees of EPCO through a “profits interest” in Enterprise Products Partners L.P. (“EPD” and its units are referred to as the “EPD Units”).  On the same date, DFI Delaware Holdings L.P. (“DFIDH”) contributed to EPCO Unit LP 779,102 EPD Units (with a value of approximately $17,000,000, based on the closing price of the EPD Units on the New York Stock Exchange on November 12, 2008) (the “Initial Contribution”) and was admitted as the Class A limited partner.  Certain EPCO employees, including some of our named executive officers, were issued Class B limited partner interests and admitted as Class B limited partners of EPCO Unit LP without any capital contribution.  These awards are designed to provide additional long-term incentive compensation for our named executive officers.  The profits interest awards (or Class B limited partner interests) in EPCO Unit LP entitle the holder to participate in the appreciation in value of the EPD Units.  The Class B limited partner interests in EPCO Unit LP held by our named executive officers are as follows:  Richard H. Bachmann, 20% and W. Randall Fowler, 20%.  A copy of the Agreement of Limited Partnership of EPCO Unit L.P. (the “EPCO Unit Partnership Agreement”) is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 5.02.

Unless otherwise agreed to by EPCO, DFIDH and a majority in interest of the Class B limited partners of EPCO Unit LP, EPCO Unit LP will terminate at the earlier of November 13, 2013 (five years from the date of the agreement) or a change in control of EPD.  EPCO Unit LP has the following material terms regarding its quarterly cash distribution to partners:

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Distributions of Cash Flow – Each quarter, 100% of the cash distributions received by EPCO Unit LP from the EPD Units will be distributed to the Class A limited partner until DFIDH has received an amount equal to the Class A preferred return (as defined below), and any remaining distributions received by EPCO Unit LP will be distributed to the Class B limited partners.  The Class A preferred return equals the Class A capital base (as defined below) multiplied by a rate of 4.87% per annum.  The Class A limited partner’s capital base equals the amount of any contributions of cash or cash equivalents made by the Class A limited partner to EPCO Unit LP, plus any unpaid Class A preferred return from prior periods, less any distributions of cash or units made by EPCO Unit LP.

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Liquidating Distributions – Upon liquidation of EPCO Unit LP, EPD Units having a fair market value equal to the Class A limited partner capital base will be distributed to DFIDH, plus any accrued Class A preferred return for the quarter in which liquidation occurs.  Any remaining EPD Units (after satisfaction of any debt or other obligations of EPCO Unit LP) will be distributed to the Class B limited partners.

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Sale Proceeds – If EPCO Unit LP sells any EPD Units that it beneficially owns, the sale proceeds will be distributed to the Class A limited partner and the Class B limited partners in the same manner as liquidating distributions described above.

The Class B limited partner interests in EPCO Unit LP that are owned by EPCO employees are subject to forfeiture if the participating employee’s employment with EPCO and its affiliates is terminated prior to November 13, 2013, with customary exceptions for death, disability and certain retirements.  The risk of forfeiture associated with the Class B limited partner interests in EPCO Unit LP will also lapse upon certain change of control events.

We expect that a portion of the fair value of these equity-based awards will be allocated to us under the EPCO administrative services agreement as a non-cash expense. We are not currently responsible for paying or reimbursing EPCO or its affiliates for any other expenses associated with EPCO Unit, including the value of any contributions of cash for the purchase of the EPD Units.  However, we expect that EPCO will seek an amendment to the administrative services agreement under which we would be obligated to make payments equal to our allocated share of the distributions, if any, by EPCO Unit to the Class B partners.  Authorization of such an amendment would be subject to, among other things, review by the Audit, Conflicts and Governance Committee of our General Partner.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

10.1	Agreement of Limited Partnership of EPCO Unit L.P. dated November 13, 2008 (incorporated by reference to Exhibit 10.5 to Form 8-K filed by Enterprise Products Partners L.P. on November 18, 2008).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

DUNCAN ENERGY PARTNERS L.P.
	By:	DEP Holdings, LLC,
its General Partner

Date: November 19, 2008	By:	/s/ W. Randall Fowler
	Name:	W. Randall Fowler
	Title:	Executive Vice President and Chief Financial Officer of DEP Holdings, LLC

Exhibit Index

Exhibit No.	Description

10.1	Agreement of Limited Partnership of EPCO Unit L.P. dated November 13, 2008 (incorporated by reference to Exhibit 10.5 to Form 8-K filed by Enterprise Products Partners L.P. on November 18, 2008).